LAW OFFICE OF
Gregory Bartko, Esq.
ATTORNEY AT LAW

November 1, 2005

Board of Directors
Jupiter Global Holdings Corp.
62 West 8th Avenue
Vancouver, British Columbia
Canada V5Y 1M7

   Re: 800,000,000 Shares Common Stock
   $.0001 Par Value----- Form S-8
   Registration Statement Filed November 1, 2005

Dear Gentlemen:

As special securities counsel for Jupiter Global Holdings Corp. , a Nevada corporation (the "Company"), you have requested my opinion in connection with the preparation and filing with the United States Securities and Exchange Commission (“Commission”) of a Registration Statement on Form S-8 ("Registration Statement") registering 800,000,000 shares of the Company's common stock, $.0001 par value per share, for issuance pursuant to that certain Employee Stock Incentive Plan For The Year 2005 No. 1, which was made effective on October 24, 2005 and that certain Stock Compensation Plan For Consultants and Others For The Year 2005 No. 1, both of which are attached to the Registration Statement as exhibits and referred to herein as the “Plans.” The contents of the Registration Statement, with exhibits thereto, is hereby incorporated by reference.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, at the time that the Registration Statement is accepted for filing by the Commission and subject to the caveats identified below, I am of the opinion that the 800,000,000 shares covered by the Registration Statement, when issued in accordance with the terms of the respective Plans and the prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and non-assessable. Moreover, my opinion is limited to the due issuance of such shares covered by the Registration Statement and the Plans that are issued for services deemed to be permissible pursuant to SEC Release No. 33-7647 (February 25, 1999).

I hereby consent to the filing of this legal opinion as an exhibit to the above-referenced Registration Statement. The undersigned does further disclose that the Company and the undersigned, may subsequently agree that the undersigned shall receive shares of the Company's Common Stock issuable under the Plans as compensation for services described in a certain attorney/client fee agreement heretofore entered into by and between the Company and the undersigned.

Sincerely,

By:	/s/ Gregory Bartko, Esq.
Gregory Bartko, Esq.
GAB/nmn